UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2022

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

(480) 947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2022, Ammo, Inc. (the “Company”) appointed Mr. Jared R. Smith, age 44, as Chief Operating Officer and President of the Company effective January 3, 2023. On December 15, 2022, the Company issued a press release announcing the appointment of Mr. Smith. The full text of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On December 12, 2022, Rob Goodmanson resigned as President of the Company effective December 31, 2022. Mr. Goodmanson will continue to serve on the Board of Directors for the remainder of the term, which is expected to conclude upon the Company’s January 5, 2023 Annual Meeting of Stockholders when a successor is expected to be duly elected and qualified.

Mr. Smith has more than 17 years of experience in the ammunition industry. He was employed at Fiocchi of America, a global manufacturer of premium ammunition for competition, hunting and defense applications located in Ozark, Missouri from 2010 to December 2022, where, since 2017, he has held the position of General Manager. As General Manager, Mr. Smith maintained full Profit and Loss ownership and managed separate manufacturing operations (340+ employees), while overseeing 3 acquisitions, and leading Fiocchi’s revenue growth in three years from $95 million to in excess of $200 million. Prior to taking the General Manager role, Mr. Smith also held positions as the Vice President-International Strategy and Development and Director of Procurement and Supply Chain at Fiocchi of America.

Family Relationships

There is no family relationship between Mr. Smith and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Material Plan, Contract, or Arrangement

In connection with Mr. Smith’s appointment as Chief Operating Officer and President, the Company entered into an employment agreement with Mr. Smith dated December 15, 2022 (the “Employment Agreement”). The Employment Agreement provides for an initial term ending March 25, 2025. Thereafter, either the Company or Mr. Smith has the right to extend the Employment Agreement for three (3) additional one-year terms. The Company and Mr. Smith can mutually elect to terminate the Employment Agreement at any time upon ninety (90) days written notice.

Mr. Smith is entitled to a base salary of $475,000 per year. Pursuant to the Employment Agreement, Mr. Smith is entitled to the grant of 200,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) per year to be issued on a quarterly basis pursuant to the Company’s 2017 Equity Incentive Plan and is eligible for a performance bonus. In the event Mr. Smith’s employment is terminated without Cause or Mr. Smith resigns for Good Reason (as Cause and Good Reason are defined in the Employment Agreement) within twelve (12) months of a Change in Control (as defined in the Employment Agreement), Mr. Smith shall receive his salary for the duration of the term of the Employment Agreement and 100% of the total number of shares due to Mr. Smith for the duration of the term of the Employment Agreement shall immediately become vested and issuable.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022.

Item 8.01 Other Events.

On February 8, 2022, the Company previously announced its Board of Directors authorized a share repurchase program of $30 million of its outstanding Common Stock. The share repurchase program expires on February 7, 2023.

In December of 2022, the Company initiated its Common Stock share repurchase program. The Company has repurchased approximately 150,000 shares of its Common Stock through the date of this filing at an average price per share of $1.92. The approximate dollar value of shares that may yet be purchased under the program is $29.7 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated December 15, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMMO, INC.

Dated: December 16, 2022	By:	/s/ Robert D. Wiley
Robert D. Wiley
Chief Financial Officer